UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2005
ABERCROMBIE & FITCH CO.
(Exact name of registrant as specified in its charter)

Delaware	001-12107	31-1469076

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6301 Fitch Path, New Albany, Ohio 43054

(Address of principal executive offices) (Zip Code)
(614) 283-6500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 23, 2005, Abercrombie & Fitch Co. (the “Corporation”) and Michael S. Jeffries executed an Amended and Restated Employment Agreement, effective as of August 15, 2005 (the “Employment Agreement”), in fulfillment of certain terms of the settlement agreement approved by the Court of Chancery of the State of Delaware on June 14, 2005 in the action titled In Re Abercrombie & Fitch Co. Shareholder Derivative Litigation (the “Settlement Agreement”). Pursuant to the Settlement Agreement, Mr. Jeffries’ prior employment agreement was amended and restated to reflect the following changes: (i) Mr. Jeffries’ “stay bonus” was reduced from twelve million dollars to six million dollars and receipt of the stay bonus was conditioned upon the Corporation achieving defined performance criteria (except in certain terminations), (ii) Mr. Jeffries will not receive any award of stock options during calendar years 2005 and 2006 and in subsequent years will receive stock options only in the discretion of the Compensation Committee, (iii) Mr. Jeffries will hold the Career Shares referred to in Section 4(b) of the Employment Agreement for a period of one year after he ceases to be an executive officer of the Corporation (the “Holding Period”), and (iv) Mr. Jeffries will hold one half of the shares of the Corporation received from the first one million stock options exercised following the settlement between the parties, net of shares equal to the amount of withholding taxes and exercise price, until the expiration of the Holding Period.
The foregoing description of the amendments to Mr. Jeffries’ prior employment agreement reflected in the Employment Agreement is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
     (a) and (b) Not applicable.
     (c) Exhibits:
     The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Abercrombie & Fitch Co. and Michael S. Jeffries
[Remainder of page intentionally left blank;
signatures on following page.]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABERCROMBIE & FITCH CO.
Dated: August 26, 2005	By:	/s/ Michael W. Kramer
Michael W. Kramer
Senior Vice-President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Abercrombie & Fitch Co. and Michael S. Jeffries

4